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                                                                    EXHIBIT 23.2

                         [COOPERS & LYBRAND LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:


We consent to the inclusion in this registration statement on Form S-1
(Registration No. 333-     ) of our reports dated October 22, 1997, on our
audits of the consolidated financial statements of King Pharmaceuticals, Inc. and the statement of Gross Profit for the Cortisporin Products Line. We also consent to the reference of our firm under the captions "Experts" and "Selected Consolidated Financial Data".

                                                /s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
Greensboro, North Carolina
October 24, 1997










    Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.